Exhibit 16.1

September 12, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:           Sino-American Development Corporation
Commission File No. 0-26760

We have read the statements made by Sino-American Development Corporation which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01(a) of its Current Report on Form 8-K, regarding the change in certifying accountant.  We agree with the statements concerning our firm in such Current Report on Form 8-K.  We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co, PLLP
Certified Public Accountants
Oklahoma